Exhibit 99.1

BANKUNITED, INC. REPORTS SECOND QUARTER 2021 RESULTS

Miami Lakes, Fla. — July 22, 2021 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2021.
“We're very happy with results for the quarter and optimistic about a strong economic recovery" said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended June 30, 2021, the Company reported net income of $104.0 million, or $1.11 per diluted share, compared to $98.8 million or $1.06 per diluted share for the immediately preceding quarter ended March 31, 2021 and $76.5 million, or $0.80 per diluted share, for the quarter ended June 30, 2020.
For the six months ended June 30, 2021, the Company reported net income of $202.8 million, or $2.17 per diluted share, compared to $45.6 million, or $0.47 per diluted share, for the six months ended June 30, 2020. On an annualized basis, earnings for the six months ended June 30, 2021 generated a return on average stockholders' equity of 13.2% and a return on average assets of 1.15%.
Financial Highlights
•Pre-tax, pre-provision net revenue ("PPNR") was $112.6 million for the quarter ended June 30, 2021 compared to $103.3 million for the immediately preceding quarter ended March 31, 2021 and $122.3 million for the quarter ended June 30, 2020. For the six months ended June 30, 2021 and 2020, PPNR was $215.9 million and $207.3 million, respectively.
•Net interest income increased by $2.1 million compared to the immediately preceding quarter ended March 31, 2021 and by $8.0 million compared to the quarter ended June 30, 2020. The net interest margin calculated on a tax-equivalent basis, impacted by elevated levels of liquidity, decreased to 2.37% for the quarter ended June 30, 2021 from 2.39% for both the immediately preceding quarter ended March 31, 2021 and the quarter ended June 30, 2020.
•The average cost of total deposits continued to decline, dropping by 0.08% to 0.25% for the quarter ended June 30, 2021 from 0.33% for the immediately preceding quarter ended March 31, 2021, and 0.80% for the quarter ended June 30, 2020. On a spot basis, the average annual percentage yield ("APY") on total deposits declined to 0.22% at June 30, 2021 from 0.27% at March 31, 2021 and 0.36% at December 31, 2020.
•For the quarter ended June 30, 2021, the Company recorded a recovery of credit losses of $(27.5) million compared to a recovery of $(28.0) million for the immediately preceding quarter ended March 31, 2021 and a provision for credit losses of $25.4 million for the quarter ended June 30, 2020. For the six months ended June 30, 2021 and 2020, the provision for (recovery of) credit losses was $(55.5) million and $150.8 million, respectively.
•As expected, the Company's levels of criticized and classified loans, which had increased as a result of the COVID-19 pandemic, have started to decline. During the quarter ended June 30, 2021, total criticized and classified loans declined by $541 million or 21%, to $2.1 billion at June 30, 2021 from $2.6 billion at March 31, 2021.
•Loans currently under short-term deferral totaled $41 million and loans modified under the CARES Act totaled $456 million for a total of $497 million at June 30, 2021, down from a total of $762 million at March 31, 2021.
•Non-interest bearing demand deposits grew by $869 million during the quarter ended June 30, 2021 while total deposits grew by $877 million. Average non-interest bearing demand deposits grew by $673 million for the quarter ended June 30, 2021 compared to the immediately preceding quarter and by $2.9 billion compared to the second quarter of the prior year. At June 30, 2021, non-interest bearing demand deposits represented 31% of total deposits, compared to 25% of total deposits at December 31, 2020.
•Investment securities grew by $987 million for the quarter ended June 30, 2021, while loans and operating leases, excluding PPP loans, declined by $69 million. Excess liquidity was deployed into the investment portfolio during the quarter as loan growth continued to lag growth in deposits.

•Book value per common share and tangible book value per common share at June 30, 2021 increased to $33.91 and $33.08, respectively, from $32.05 and $31.22, respectively at December 31, 2020.
•On July 21, 2021, the Company's Board of Directors authorized the repurchase of up to an additional $150 million in shares of its outstanding common stock.
Loans and Leases
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	June 30, 2021		March 31, 2021		December 31, 2020
Residential and other consumer loans	$7,076,274	30.9%	$6,582,447	28.1%	$6,348,222	26.6%
Multi-family	1,256,711	5.5%	1,507,462	6.5%	1,639,201	6.9%
Non-owner occupied commercial real estate	4,724,183	20.7%	4,871,110	20.9%	4,963,273	20.8%
Construction and land	218,634	1.0%	287,821	1.2%	293,307	1.2%
Owner occupied commercial real estate	1,960,900	8.6%	1,932,153	8.3%	2,000,770	8.4%
Commercial and industrial	4,205,795	18.4%	4,048,473	17.3%	4,447,383	18.6%
PPP	491,960	2.1%	911,951	3.9%	781,811	3.3%
Pinnacle	1,046,537	4.6%	1,088,685	4.7%	1,107,386	4.6%
Bridge - franchise finance	463,874	2.0%	524,617	2.2%	549,733	2.3%
Bridge - equipment finance	421,939	1.8%	460,391	2.0%	475,548	2.0%
Mortgage warehouse lending ("MWL")	1,018,267	4.4%	1,145,957	4.9%	1,259,408	5.3%
	$22,885,074	100.0%	$23,361,067	100.0%	$23,866,042	100.0%
Operating lease equipment, net	$667,935		$681,003		$663,517
Residential and other consumer loans grew by $494 million during the quarter, including growth of $102 million in GNMA early buyout loans and $392 million of growth in the rest of the portfolio. GNMA early buyout loans totaled $1.8 billion at June 30, 2021.
Commercial and industrial loans, including owner-occupied commercial real estate, grew by $186 million for the quarter ended June 30, 2021. The remaining commercial portfolio segments showed net declines for the quarter. The New York multi-family portfolio continued to run off, declining by $225 million. MWL line utilization was 52% at June 30, 2021 compared to 55% at March 31, 2021 and 62% at December 31, 2020.
PPP loans declined by $420 million during the quarter ended June 30, 2021 as $438 million in loans originated under the First Draw Program were fully or partially forgiven. PPP loans under the Second Draw Program totaling $17 million were originated during the quarter.

Asset Quality and the Allowance for Credit Losses
The following table presents information about non-performing loans, loans on deferral and CARES Act modifications at June 30, 2021 (dollars in thousands):

	Non-Performing Loans	Currently Under Short-Term Deferral	CARES Act Modification
Residential and other consumer (1)	$45,553	$38,584	$20,135
Commercial:
CRE by Property Type:
Retail	21,382	—	15,871
Hotel	22,143	—	225,436
Office	5,263	1,681	43,179
Multi-family	9,602	—	13,872
Other	4,783	—	—
Owner occupied commercial real estate	26,582	—	15,223
Commercial and industrial	123,950	524	96,545
Bridge - franchise finance	33,405	—	25,647
Total commercial	247,110	2,205	435,773
Total	$292,663	$40,789	$455,908

(1)    Excludes government insured residential loans.
In the table above, "currently under short-term deferral" refers to loans subject to a 90-day payment deferral at June 30, 2021 and "CARES Act modification" refers to loans subject to longer-term modifications that, were it not for the provisions of the CARES Act, would likely have been reported as TDRs. Non-performing loans may include some loans that have been modified under the CARES Act.
Non-performing loans increased to $292.7 million or 1.28% of total loans at June 30, 2021, from $233.6 million or 1.00% of total loans at March 31, 2021 and $244.5 million or 1.02% of total loans at December 31, 2020. The increase in non-performing loans during the quarter ended June 30, 2021 was primarily attributable to one $69 million commercial and industrial relationship. Non-performing loans in the majority of portfolio sub-segments declined during the quarter ended June 30, 2021. Non-performing loans included $47.7 million, $48.2 million and $51.3 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.21%, 0.21% and 0.22% of total loans at June 30, 2021, March 31, 2021 and December 31, 2020, respectively.
The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	June 30, 2021	March 31, 2021	December 31, 2020
Special mention	$138,064	$420,331	$711,516
Substandard - accruing	1,684,666	1,983,191	1,758,654
Substandard - non-accruing	229,646	189,589	203,758
Doubtful	17,332	17,903	11,867
Total	$2,069,708	$2,611,014	$2,685,795
As expected, total criticized and classified loans declined during the quarter ended June 30, 2021. The increase in substandard non-accruing loans was related primarily to the commercial and industrial relationship discussed above.

The following table presents the ACL at the dates indicated, related ACL coverage ratios and net charge-off rates for the quarters ended June 30, 2021 and March 31, 2021 and the year ended December 31, 2020 (dollars in thousands):

	ACL	ACL to Total Loans (1)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (2)
December 31, 2020	$257,323	1.08%	105.26%	0.26%
March 31, 2021	$220,934	0.95%	94.56%	0.17%
June 30, 2021	$175,642	0.77%	60.02%	0.24%

(1)    ACL to total loans, excluding government insured residential loans, PPP loans and MWL, which carry nominal or no reserves, was 0.90%, 1.13% and 1.26% at June 30, 2021, March 31, 2021 and December 31, 2020, respectively.
(2)    Annualized for the periods ended March 31 and June 30, 2021.
The ACL at June 30, 2021 represents management's estimate of lifetime expected credit losses given our assessment of historical data, current conditions and a reasonable and supportable economic forecast as of the balance sheet date. The estimate was informed by Moody's economic scenarios published in June 2021, economic information provided by additional sources, data reflecting the impact of recent events on individual borrowers and other relevant information. The decline in the ACL and in ACL coverage ratios from December 31, 2020 to June 30, 2021 related primarily to the recovery of credit losses recorded during the six months ended June 30, 2021 and to a lesser extent, charge-offs.
For the quarter ended June 30, 2021, the Company recorded a recovery of credit losses of $(27.5) million, which included a recovery of $(27.7) million related to funded loans, partially offset by an immaterial provision related to unfunded loan commitments. The recovery of provision for credit losses was largely driven by improvements in forecasted economic conditions, the reduction in criticized and classified loans and a reduction in certain qualitative loss factors. These impacts were partially offset by an increase in the ACL on non-performing loans, primarily an increase of $27.2 million in the reserve related to the commercial relationship discussed above.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning balance	$220,934	$250,579	$257,323	$108,671
Cumulative effect of adoption of CECL	—	—	—	27,305
Balance after adoption of CECL	220,934	250,579	257,323	135,976
Provision (recovery)	(27,663)	31,584	(53,969)	153,449
Net charge-offs	(17,629)	(16,040)	(27,712)	(23,302)
Ending balance	$175,642	$266,123	$175,642	$266,123
Net interest income
Net interest income for the quarter ended June 30, 2021 increased to $198.3 million from $196.2 million for the immediately preceding quarter ended March 31, 2021 and $190.3 million for the quarter ended June 30, 2020.
Interest income decreased by $3.6 million for the quarter ended June 30, 2021 compared to the immediately preceding quarter, and by $26.0 million compared to the quarter ended June 30, 2020. Interest expense decreased by $5.7 million compared to the immediately preceding quarter and by $34.0 million compared to the quarter ended June 30, 2020. Decreases in interest income resulted from the impact on portfolio yields of declines in market interest rates in early 2020 including the impact of repayment of assets originated in a higher rate environment and origination of assets at lower prevailing rates, as well as a decline in average loans. Declines in interest expense also reflected the impact of decreases in market interest rates, our strategy focused on lowering the cost of deposits and improving the deposit mix and declines in average interest bearing liabilities.
The Company’s net interest margin, calculated on a tax-equivalent basis, decreased by 0.02% to 2.37% for the quarter ended June 30, 2021, from 2.39% for both the immediately preceding quarter ended March 31, 2021 and the quarter ended June 30, 2020. The net interest margin for the quarter ended June 30, 2021 was negatively impacted by excess liquidity, reflected in higher levels of cash as well as deployment of liquidity into the investment portfolio as loan production lagged deposit growth. Offsetting factors impacting the net interest margin for the quarter ended June 30, 2021 included:
•The average rate paid on interest bearing deposits decreased to 0.35% for the quarter ended June 30, 2021, from 0.45% for the quarter ended March 31, 2021. This decline reflected continued initiatives taken to lower rates paid on deposits including the re-pricing of term deposits.

•The tax-equivalent yield on investment securities decreased to 1.56% for the quarter ended June 30, 2021 from 1.73% for the quarter ended March 31, 2021. This decrease resulted from the impact of purchases of lower-yielding securities coupled with amortization, maturities and prepayment of securities purchased in a higher rate environment. Accounting adjustments related to faster prepayment speeds of securities purchased at a premium negatively impacted the yield on investment securities for the quarter ended June 30, 2021 by approximately 0.10%.
•The tax-equivalent yield on loans increased to 3.59% for the quarter ended June 30, 2021, from 3.58% for the quarter ended March 31, 2021. Accelerated amortization of origination fees on PPP loans that were partially or fully forgiven during the quarter impacted the yield on loans by approximately 0.11% for the quarter ended June 30, 2021, compared to 0.06% for the quarter ended March 31, 2021. Factoring out the impact of accelerated amortization of PPP origination fees, the yield on loans for the quarter ended June 30, 2021 decreased by 0.04% compared to the immediately preceding quarter.
•The increase in average non-interest bearing demand deposits as a percentage of average total deposits also positively impacted the cost of total deposits and the net interest margin.
Capital Actions
On July 21, 2021, the Company's Board of Directors authorized the repurchase of up to $150 million in shares of its outstanding common stock. This authorization is in addition to $37.7 million in remaining authorization under a previously announced share repurchase program. Any repurchases under the program will be made in accordance with applicable securities laws from time to time in open market or private transactions. The extent to which the Company repurchases shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, the Company’s capital position and amount of retained earnings, regulatory requirements and other considerations. No time limit was set for the completion of the share repurchase program, and the program may be suspended or discontinued without prior notice at any time.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, July 22, 2021 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, Chief Financial Officer, Leslie N. Lunak and Chief Operating Officer, Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at http://www.ir.bankunited.com/. The dial in telephone number for the call is (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the conference ID for the call is 7297918. A replay of the call will be available from 12:00 p.m. ET on July 22nd through 11:59 p.m. ET on July 29th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The conference ID for the replay is 7297918. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.7 billion at June 30, 2021, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 65 banking centers in 13 Florida counties and 4 banking centers in the New York metropolitan area at June 30, 2021.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by the COVID-19 pandemic. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS
Cash and due from banks:
Non-interest bearing	$17,902	$20,233
Interest bearing	877,446	377,483
Cash and cash equivalents	895,348	397,716
Investment securities (including securities recorded at fair value of $10,222,035 and $9,166,683)	10,232,035	9,176,683
Non-marketable equity securities	164,959	195,865
Loans held for sale	—	24,676
Loans	22,885,074	23,866,042
Allowance for credit losses	(175,642)	(257,323)
Loans, net	22,709,432	23,608,719
Bank owned life insurance	303,519	294,629
Operating lease equipment, net	667,935	663,517
Goodwill	77,637	77,637
Other assets	649,422	571,051
Total assets	$35,700,287	$35,010,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$8,834,228	$7,008,838
Interest bearing	3,218,441	3,020,039
Savings and money market	13,578,526	12,659,740
Time	2,978,074	4,807,199
Total deposits	28,609,269	27,495,816
Federal funds purchased	—	180,000
FHLB advances	2,681,505	3,122,999
Notes and other borrowings	721,639	722,495
Other liabilities	526,331	506,171
Total liabilities	32,538,744	32,027,481

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 93,238,553 and 93,067,500 shares issued and outstanding	932	931
Paid-in capital	1,011,786	1,017,518
Retained earnings	2,173,698	2,013,715
Accumulated other comprehensive loss	(24,873)	(49,152)
Total stockholders' equity	3,161,543	2,983,012
Total liabilities and stockholders' equity	$35,700,287	$35,010,493

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Interest income:
Loans	$202,520	$205,335	$213,938	$407,855	$448,297
Investment securities	37,674	38,501	50,932	76,175	106,992
Other	1,607	1,593	2,908	3,200	6,628
Total interest income	241,801	245,429	267,778	487,230	561,917
Interest expense:
Deposits	17,316	22,376	50,187	39,692	133,009
Borrowings	26,174	26,813	27,254	52,987	57,995
Total interest expense	43,490	49,189	77,441	92,679	191,004
Net interest income before provision for credit losses	198,311	196,240	190,337	394,551	370,913
Provision for (recovery of) credit losses	(27,534)	(27,989)	25,414	(55,523)	150,842
Net interest income after provision for credit losses	225,845	224,229	164,923	450,074	220,071
Non-interest income:
Deposit service charges and fees	5,417	4,900	3,701	10,317	7,887
Gain on sale of loans, net	2,234	1,754	4,326	3,988	7,792
Gain on investment securities, net	4,155	2,365	6,836	6,520	3,383
Lease financing	13,522	12,488	16,150	26,010	31,631
Other non-interest income	7,429	8,789	7,338	16,218	10,956
Total non-interest income	32,757	30,296	38,351	63,053	61,649
Non-interest expense:
Employee compensation and benefits	56,459	59,288	48,877	115,747	107,764
Occupancy and equipment	11,492	11,875	11,901	23,367	24,270
Deposit insurance expense	4,222	7,450	4,806	11,672	9,209
Professional fees	2,139	1,912	3,131	4,051	6,335
Technology and telecommunications	16,851	15,741	14,025	32,592	26,621
Depreciation of operating lease equipment	12,834	12,217	12,219	25,051	24,822
Other non-interest expense	14,455	14,738	11,411	29,193	26,217
Total non-interest expense	118,452	123,221	106,370	241,673	225,238
Income before income taxes	140,150	131,304	96,904	271,454	56,482
Provision for income taxes	36,176	32,490	20,396	68,666	10,925
Net income	$103,974	$98,814	$76,508	$202,788	$45,557
Earnings per common share, basic	$1.12	$1.06	$0.80	$2.18	$0.47
Earnings per common share, diluted	$1.11	$1.06	$0.80	$2.17	$0.47

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30, 2021			Three Months Ended March 31, 2021			Three Months Ended June 30, 2020

	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$22,996,564	$205,940	3.59%	$23,549,309	$208,821	3.58%	$23,534,684	$217,691	3.71%
Investment securities (3)	9,839,422	38,338	1.56%	9,070,185	39,188	1.73%	8,325,217	51,684	2.48%
Other interest earning assets	1,380,317	1,607	0.47%	1,062,840	1,593	0.61%	765,848	2,908	1.53%
Total interest earning assets	34,216,303	245,885	2.88%	33,682,334	249,602	2.98%	32,625,749	272,283	3.35%
Allowance for credit losses	(215,151)			(254,438)			(254,396)
Non-interest earning assets	1,732,676			1,724,176			1,976,398
Total assets	$35,733,828			$35,152,072			$34,347,751
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$3,069,945	$2,594	0.34%	$2,942,874	$2,774	0.38%	$2,448,545	$4,722	0.78%
Savings and money market deposits	13,541,237	11,307	0.33%	12,793,019	12,127	0.38%	10,450,310	17,447	0.67%
Time deposits	3,380,582	3,415	0.41%	4,330,781	7,475	0.70%	7,096,097	28,018	1.59%
Total interest bearing deposits	19,991,764	17,316	0.35%	20,066,674	22,376	0.45%	19,994,952	50,187	1.01%
Federal funds purchased	—	—	—%	8,000	3	0.15%	119,835	32	0.11%
FHLB and PPPLF borrowings	2,873,922	16,922	2.36%	3,072,717	17,558	2.32%	4,961,376	21,054	1.71%
Notes and other borrowings	721,753	9,252	5.13%	722,305	9,252	5.12%	493,278	6,168	5.00%
Total interest bearing liabilities	23,587,439	43,490	0.74%	23,869,696	49,189	0.83%	25,569,441	77,441	1.22%
Non-interest bearing demand deposits	8,163,879			7,491,249			5,313,009
Other non-interest bearing liabilities	851,044			746,973			820,439
Total liabilities	32,602,362			32,107,918			31,702,889
Stockholders' equity	3,131,466			3,044,154			2,644,862
Total liabilities and stockholders' equity	$35,733,828			$35,152,072			$34,347,751
Net interest income		$202,395			$200,413			$194,842
Interest rate spread			2.14%			2.15%			2.13%
Net interest margin			2.37%			2.39%			2.39%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30,
	2021			2020
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,271,410	$414,761	3.58%	$23,192,374	$455,799	3.94%
Investment securities (3)	9,456,929	77,525	1.64%	8,216,433	108,635	2.64%
Other interest earning assets	1,222,456	3,200	0.53%	706,238	6,628	1.89%
Total interest earning assets	33,950,795	495,486	2.93%	32,115,045	571,062	3.57%
Allowance for credit losses	(234,686)			(196,619)
Non-interest earning assets	1,728,449			1,863,074
Total assets	$35,444,558			$33,781,500
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$3,006,760	5,368	0.36%	$2,311,086	11,681	1.02%
Savings and money market deposits	13,169,195	23,434	0.36%	10,431,256	55,203	1.06%
Time deposits	3,853,057	10,890	0.57%	7,303,083	66,125	1.82%
Total interest bearing deposits	20,029,012	39,692	0.40%	20,045,425	133,009	1.33%
Federal funds purchased	3,978	2	0.10%	106,951	399	0.75%
FHLB and PPPLF borrowings	2,972,770	34,480	2.34%	4,688,102	46,138	1.98%
Notes and other borrowings	722,028	18,505	5.13%	461,188	11,458	4.97%
Total interest bearing liabilities	23,727,788	92,679	0.79%	25,301,666	191,004	1.52%
Non-interest bearing demand deposits	7,829,422			4,840,781
Other non-interest bearing liabilities	799,297			784,770
Total liabilities	32,356,507			30,927,217
Stockholders' equity	3,088,051			2,854,283
Total liabilities and stockholders' equity	$35,444,558			$33,781,500
Net interest income		$402,807			$380,058
Interest rate spread			2.14%			2.05%
Net interest margin			2.38%			2.37%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
c	2021	2020	2021	2020
Basic earnings per common share:
Numerator:
Net income	$103,974	$76,508	$202,788	$45,557
Distributed and undistributed earnings allocated to participating securities	(1,338)	(3,353)	(2,589)	(1,939)
Income allocated to common stockholders for basic earnings per common share	$102,636	$73,155	$200,199	$43,618
Denominator:
Weighted average common shares outstanding	93,245,282	92,409,949	93,160,962	93,177,243
Less average unvested stock awards	(1,241,381)	(1,207,798)	(1,223,555)	(1,154,589)
Weighted average shares for basic earnings per common share	92,003,901	91,202,151	91,937,407	92,022,654
Basic earnings per common share	$1.12	$0.80	$2.18	$0.47
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$102,636	$73,155	$200,199	$43,618
Adjustment for earnings reallocated from participating securities	2	—	3	—
Income used in calculating diluted earnings per common share	$102,638	$73,155	$200,202	$43,618
Denominator:
Weighted average shares for basic earnings per common share	92,003,901	91,202,151	91,937,407	92,022,654
Dilutive effect of stock options and certain shared-based awards	181,061	705	137,542	126,858
Weighted average shares for diluted earnings per common share	92,184,962	91,202,856	92,074,949	92,149,512
Diluted earnings per common share	$1.11	$0.80	$2.17	$0.47

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Financial ratios (4)
Return on average assets	1.17%	0.90%	1.15%	0.27%
Return on average stockholders’ equity	13.3%	11.6%	13.2%	3.2%
Net interest margin (3)	2.37%	2.39%	2.38%	2.37%

	June 30, 2021	December 31, 2020
Asset quality ratios
Non-performing loans to total loans (1)(5)	1.28%	1.02%
Non-performing assets to total assets (2)(5)	0.83%	0.71%
Allowance for credit losses to total loans	0.77%	1.08%
Allowance for credit losses to non-performing loans (1)(5)	60.02%	105.26%
Net charge-offs to average loans (4)	0.24%	0.26%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4) Annualized for the three and six month periods.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $47.7 million or 0.21% of total loans and 0.13% of total assets, at June 30, 2021; and $51.3 million or 0.22% of total loans and 0.15% of total assets, at December 31, 2020.

	June 30, 2021		December 31, 2020		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.8%	9.8%	8.6%	9.5%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	13.5%	15.1%	12.6%	13.9%	6.5%
Total risk-based capital	15.4%	15.7%	14.7%	14.8%	10.0%
On a fully-phased in basis with respect to the adoption of CECL, the Company's and the Bank's CET1 risk-based capital ratios would have been 13.4% and 15.0%, respectively, at June 30, 2021.

Non-GAAP Financial Measures
PPNR is a non-GAAP financial measure. Management believes this measure is relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses, particularly in view of the volatility of the provision for credit losses resulting from the COVID-19 pandemic. This measure also provides a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measurement of PPNR to the comparable GAAP financial measurement of income before income taxes for the periods indicated (in thousands):

	Three Months Ended			Six Months Ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Income before income taxes (GAAP)	$140,150	$131,304	$96,904	$271,454	$56,482
Plus: Provision for (recovery of) credit losses	(27,534)	(27,989)	25,414	(55,523)	150,842
PPNR (non-GAAP)	$112,616	$103,315	$122,318	$215,931	$207,324
ACL to total loans, excluding government insured residential loans, PPP loans and MWL is a non-GAAP financial measure. Management believes this measure is relevant to understanding the adequacy of the ACL coverage, excluding the impact of loans which carry nominal or no reserves. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of ACL to total loans, excluding government insured residential loans, PPP loans and MWL to the comparable GAAP financial measurement of ACL to total loans at June 30, 2021, March 31, 2021 and December 31, 2020 (dollars in thousands):

	June 30, 2021	March 31, 2021	December 31, 2020
Total loans (GAAP)	$22,885,074	$23,361,067	$23,866,042
Less: Government insured residential loans	1,863,723	1,759,289	1,419,074
Less: PPP loans	491,960	911,951	781,811
Less: MWL	1,018,267	1,145,957	1,259,408
Total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	$19,511,124	$19,543,870	$20,405,749

ACL	$175,642	$220,934	$257,323

ACL to total loans (GAAP)	0.77%	0.95%	1.08%

ACL to total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	0.90%	1.13%	1.26%

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	June 30, 2021	December 31, 2020
Total stockholders’ equity (GAAP)	$3,161,543	$2,983,012
Less: goodwill	77,637	77,637
Tangible stockholders’ equity (non-GAAP)	$3,083,906	$2,905,375

Common shares issued and outstanding	93,238,553	93,067,500

Book value per common share (GAAP)	$33.91	$32.05

Tangible book value per common share (non-GAAP)	$33.08	$31.22